Exhibit 10.04

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”) is made as of June 28, 2007, by and between BROOKE CORPORATION, a Kansas corporation (the “Company”) and HBK MASTER FUND, L.P., a Cayman Islands limited partnership (“HBK” and together with the Company, the “Parties”).

WHEREAS, HBK executed a Securities Purchase Agreement dated September 15, 2006 (the “Securities Purchase Agreement”) with Brooke Corporation (the “Company”) in connection with the purchase of Securities (as hereafter defined). In accordance with the Securities Purchase Agreement, HBK purchased securities (the “Securities”) of the Company, consisting of 20,000 shares of 13% Perpetual Convertible Preferred Stock Series 2006 of the Company initially convertible into 1,176,471 shares of Common Stock governed by the Certificate of Designations, Preferences and Rights filed with the Kansas Secretary of State on September 15, 2006 (the “Preferred Certificate”), and a Warrant initially exercisable into 235,294 shares of Common Stock at an exercise price equal to $23.9954 per share dated September 15, 2006 (the “Warrant”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Securities Purchase Agreement, the Preferred Certificate and the Warrant; and

WHEREAS, the Company desires to sell additional securities in the gross amount of up to $22.5 million to investors (the “New Investors”) pursuant to a securities purchase agreement, which shall be in form and substance reasonably acceptable to HBK (the “Proposed Securities Purchase Agreement”), between the New Investors and the Company (for which Oppenheimer & Co. Inc. is acting as placement agent), and the Company is seeking this waiver in order to proceed with the sale of securities pursuant to the Proposed Securities Purchase Agreement; and

WHEREAS, Section 4(o)(iii) of the Securities Purchase Agreement provides that “until no Preferred Shares remain outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section…,” which requires the Company to provide HBK with notice and an opportunity to purchase any securities offered in a Subsequent Placement; and

WHEREAS, Section 2(a)(vi) of the Preferred Certificate defines “Brooke Holdings Group” to mean “collectively, Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr, Anita F. Larson, Shawn T. Lowry, Michael S. Lowry, or Kyle L. Garst and any other officers and directors of the Company or its affiliates” and Shawn T. Lowry has withdrawn from the Brooke Holdings Group; and

WHEREAS, Section 3(a) of the Preferred Certificate defines a “Triggering Event” to include the consummation of a Subsequent Placement resulting in gross proceeds to the Company in excess of $10 million; and

WHEREAS, Section 1 of the Preferred Certificate provides that dividends payable to holders of Preferred Stock shall commence accruing on the second anniversary of the date the Preferred Stock was initially issued at a rate of 13% per annum, and, upon the happening of a

Triggering Event, the accrual of dividends will automatically accelerate to the date such Triggering Event occurs, with such dividends payable at varying rates, as described in Section 2(a)(xvii) of the Preferred Certificate; and

WHEREAS, Section 2(b) of the Preferred Certificate provides the holders of Preferred Stock the right to convert in full the Preferred shares upon the happening of a Triggering Event; and

WHEREAS, Section 3 of the Preferred Certificate provides HBK an option to require the Company to redeem all or a portion of the Preferred Stock upon the happening of a Triggering Event at the Redemption Price, which would represent a premium over the Conversion Price; and

WHEREAS, Section 2(a) of the Warrant provides for the adjustment of the exercise price of the Warrant from the exercise price then in effect under certain circumstances to an amount equal to the per share consideration paid for any shares of Common Stock sold by the Company subsequent to the purchase of the Securities pursuant to the Securities Purchase Agreement. The current exercise price of the Warrant currently is $23.9954 per share of Common Stock; and

WHEREAS, Section 2(f)(i) of the Preferred Certificate provides for the adjustment of the conversion price of the Preferred Stock from the conversion price then in effect to an amount equal to the per share consideration paid for any shares of Common Stock sold subsequent to the purchase of the Securities pursuant to the Securities Purchase Agreement. The current conversion price of the Preferred Stock currently is $17.00 per share of Common Stock; and

WHEREAS, the parties have previously entered into a Confidential Disclosure Agreement and Waiver dated as of June 4, 2007 (the “Confidentiality Agreement”) relating to the Proposed Securities Purchase Agreement and Regulation FD promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby acknowledge, agree and consent as follows:

1.	Waiver.

a.	For purposes of the offer and sale of securities to the New Investors pursuant to the Proposed Securities Purchase Agreement only, HBK agrees to waive the following:

i.	the provisions of Section 4(o)(iii) of the Securities Purchase Agreement relating solely to HBK’s right to participate in the issuance by the Company, pursuant to the Proposed Securities Purchase Agreement, of more than $3 million of units (as defined in the Proposed Securities Purchase Agreement);

ii.	the dividend acceleration and variable dividend rate provisions of Sections 1 and 2(a)(xvii) of the Preferred Certificate should the proceeds of the Proposed Securities Purchase Agreement exceed $10 million;

iii.	the full conversion right of Section 2(b) of the Preferred Certificate should the proceeds of the Proposed Securities Purchase Agreement exceed $10 million; and

iv.	the redemption option and related provisions provided in Section 3 of the Preferred Certificate should the proceeds of the Proposed Securities Purchase Agreement exceed $10 million.

b.	With respect to the transactions contemplated by the Proposed Securities Purchase Agreement, the Parties agree that the “New Issuance Price” (as defined in the Preferred Certificate) shall be deemed to be $16.00 (the “Preferred Deemed New Issuance Price”) and the anti-dilution provisions of Section 2(f)(i) of the Preferred Certificate shall be applied with such Preferred Deemed New Issuance Price in lieu of the New Issuance Price.

c.	With respect to the transactions contemplated by the Proposed Securities Purchase Agreement, the Parties agree that the “New Issuance Price” (as defined in the Warrant) shall be deemed to be $20.00 (the “Warrant Deemed New Issuance Price”) and the anti-dilution provisions of Section 2(a) of the Warrant shall be applied with such Warrant Deemed New Issuance Price in lieu of the New Issuance Price.

d.	With respect to the transactions contemplated by the Proposed Securities Purchase Agreement, the Parties agree that the “Brooke Holdings Group” (as defined in the Preferred Certificate) shall be deemed to exclude Shawn T. Lowry.

e.	These waivers are solely limited to the sections of the Securities Purchase Agreement, the Preferred Certificate and the Warrant referenced above. In all other respects, except as otherwise provided by the Confidentiality Agreement, the Parties agree that all of the other covenants and provisions provided in the Securities Purchase Agreement, the Preferred Certificate and the Warrant shall remain and continue in full force and effect.

2.	Miscellaneous

a.	In connection with the foregoing, the Company agrees, if necessary, to file a prospectus supplement pursuant to Rule 424(b) of the Securities Act of 1933, as amended, to the currently effective HBK selling shareholder registration statement promptly following the effective date of this Agreement describing the material terms of this Agreement or, if available, incorporating the material terms by reference into the registration statement by the filing of a Current Report on Form 8-K.

b.	Effective upon the filing of the Current Report on Form 8-K announcing the transactions contemplated by the Proposed Securities Purchase Agreement, the Confidentiality Agreement shall be deemed terminated and of no further force and effect.

c.	This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

d.	This Agreement shall be governed and construed in accordance with the laws of the state of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. This Agreement may only be amended, modified and supplemented by written agreement of the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Waiver Agreement has been duly executed by the undersigned as of June 28, 2007, effective as of the date of the Proposed Securities Purchase Agreement; provided, that if the Proposed Securities Purchase Agreement is not executed and delivered by July 15, 2007, this Agreement shall be null and void and of no further force or effect.

BROOKE CORPORATION

By:	/s/ Anita Larson
Name:	Anita Larson
Title:	President & COO

HBK MASTER FUND L.P.

By:	HBK Services LLC

Investment Advisor

By:	/s/ J. Baker Gentry, Jr.
Name:	J. Baker Gentry, Jr.
Title:	Authorized Signatory